UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X]   Filed by the Registrant
[ ]   Filed by a Party other than the Registrant
      Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    SWIFT ENERGY PENSION PARTNERS 1994-B, LTD.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
                           Swift Depositary Interests

     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated value of assets to be sold is based upon discounted present value of oil and gas reserves of $
                   ------------.
4)   Proposed maximum aggregate value of transaction:  $
                                                        --------------
5)   Total fee paid:  $92.21

    [ ] Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        -----------------------------------------------------------------------
     2) Form, Schedule or Registration  Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                  Swift Energy Pension Partners 1994-B, Ltd.
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700

                  NOTICE OF SPECIAL MEETING OF INTEREST HOLDERS
                           To be held November , 1999


     Notice is hereby given that a special meeting of interest holders of Swift Energy Pension Partners 1994-B, Ltd. will be held at 16825 Northchase Drive, Suite 400, Houston, Texas, on November , 1999 at 4:00 p.m. Central Time for the following purposes:

      1. To consider and vote upon the adoption of a proposal for the sale of substantially all of the assets of the partnership, the winding up and dissolution of the partnership. The asset sale and the dissolution comprise a single proposal, and a vote in favor of the proposal will constitute a vote in favor of each of these matters;

      2.       To  grant  authority  to  extend  the   solicitation   period  by
               postponing the meeting; and

      3. To transact such other business as may be properly presented at the special meeting or any adjournments or postponement thereof.

     Only interest holders of record as of the close of business on October , 1999 will be entitled to notice of and to vote at the special meeting, or any postponement or adjournment thereof.

     If you do not expect to be present in person at the special meeting or prefer to vote by proxy in advance, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope which has been provided for your convenience. The prompt return of the proxy will ensure a quorum and save the partnership the expense of further solicitation.

                                   SWIFT ENERGY COMPANY
                                   Managing General Partner



                                   JOHN R. ALDEN
                                   Secretary


October   , 1999

[GRAPHIC OMITTED]

                                                                October   , 1999




Dear Investor:

     As your Managing General Partner, Swift Energy Company believes that it is time to liquidate and dissolve your partnership. Enclosed is a proxy statement and related information concerning a proposal to sell all of your partnership's oil and gas assets and dissolve the partnership. Investors holding at least a majority of the outstanding depositary interests must approve this proposal before we can proceed with the sale and dissolution. It is important that you review the enclosed materials before voting on the proposal, which you may vote "FOR" or "AGAINST."

     We recommend that you vote "FOR" the proposed sale and dissolution for a number of reasons. The partnership's remaining cash flow and assets do not justify continued operations. No capital is available for enhancement or development activities on the properties in which the partnership owns interests. To continue operation of the partnership means that direct and administrative expenses, as well as the cost of operating the properties in which the partnership owns an interest, will continue while revenues decrease. This probably would decrease funds ultimately available to you and other investors in your partnership. Approving the sale of the partnership's property interests at this time will accelerate your receipt of the remaining cash value of the partnership's property interests, while avoiding the risk of continued and extreme volatility of oil and gas prices, as well as inherent geological, engineering and operational risks. The Managing General Partner believes that recent short-term recovery in natural gas and oil prices makes this an appropriate time to sell the partnership's property interests, as Swift also believes this price recovery increases the value of these assets. See "The Proposal--Reasons for the Proposals" and "The Proposal--Recommendation of the Managing General Partner."

     Also included in this package are the most recent financial and other information prepared regarding your partnership. If the proposal is approved by a majority vote of the investors in the partnership, you will receive a cash distribution upon liquidation of the partnership. If you need any additional material or have questions regarding this proposal, please feel free to contact the Managing General Partner at (800) 777-2750.

     We urge you to complete the enclosed proxy and return it immediately. Your vote is important in reaching a quorum and is necessary to have an effective vote on this proposal. A postage-paid envelope addressed to the Managing General Partner is also enclosed for your use in voting and returning your proxy. Thank you very much.

                                 SWIFT ENERGY COMPANY,
                                 Managing General Partner



                                 A. Earl Swift
                                 Chairman

Preliminary Proxy Statement
[GRAPHIC OMITTED]






                   SWIFT ENERGY PENSION PARTNERS 1994-B, LTD.



     Swift Energy Company, "Swift," in its capacity as Managing General Partner of Swift Energy Pension Partners 1994-B, Ltd., a Texas limited partnership, is calling a special meeting of investors in the partnership to vote on a proposal to sell all of the partnership's oil and gas assets and dissolve the partnership.

     SWIFT RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL. The special meeting will be held on November __, 1999 in Houston, Texas. Whether or not you plan to attend the meeting, please vote and mail in your proxy card by following the instructions on page under "Voting on the Proposal."

     The  proposal  is  subject  to  numerous  risk  factors,   including  those
highlighted below:

         o The methods and timing of sale may not result in the highest possible price for the partnership's oil and gas assets.

         o The terms of the proposal may not be fair because they were not negotiated by an independent representative on behalf of the investors.

         o Investors may forego profit from future increases in oil and gas prices or other events that might be realized by the purchaser of these oil and gas assets, which may include Swift if the other methods of sale fail.

         o Substantial conflicts of interest exist if the proposal is approved, the other methods of sale fail and Swift elects to purchase these oil and gas assets from the partnership.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A MORE COMPLETE DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN DETERMINING HOW TO VOTE ON THE PROPOSAL.



                       This proxy   statement   was  first  mailed  to
                             investors on October   , 1999.

                                TABLE OF CONTENTS


SUMMARY  ......................................................................1
         Proposal to Sell the Partnership's Oil and Gas Assets.................1
         Liquidation of the Partnership if the Proposal is Approved............1
         Partnership Principal Assets..........................................2
         Recent Property Sales.................................................2
         Purpose and Effect of the Proposal....................................2
         Reasons for the Proposal..............................................3
         Consideration of Alternative Transactions.............................3
         Federal Income Tax Consequences.......................................4
         Conflicts of Interest and Fairness of Possible Purchase of
               Properties by Swift.............................................4
               Conflicts of Interest...........................................4
               Appraiser to Set Fair Market Value..............................4
               Fairness of any Possible Purchase of Property Interests
                    by Swift...................................................5
               Benefits to Swift...............................................5
         Managing General Partner's Recommendation.............................5

RISK FACTORS...................................................................6
         You might receive less money if the proposal is approved..............6
         The sales price for the partnership's oil and assets may
                    be too low.................................................6
         You will have no opportunity to approve the specific terms of sales...................................................6
         You may not realize full value for non-producing reserves.............6
         If the partnership's companion partnership does not approve its proposal, the partnership may not be able to
                    sell its property interests................................7
         The amount of the liquidating distributions is uncertain..............7
         You will have no appraisal or dissenter's rights......................7
         Conflicts of interest may harm you....................................7
         No fairness opinion will be acquired..................................7
         No independent representative will be retained for investors..........7

THE PROPOSAL...................................................................8
         General  .............................................................8
         The Meeting...........................................................8
         Proposal to Sell the Partnership's Oil and Gas Assets.................8
         Timing of Asset Sales if the Proposal is Approved.....................9
         Simultaneous Proposals................................................9
         Consequences of the Partnership not Approving the Proposal...........10
         Purpose and Effect of the Proposal...................................10
         Reasons for the Proposal.............................................11
                  Declining Reserves and Production Leads to Lower
                         Revenues and Cash Flow...............................11
                  Decreasing Cash Flow While Expenses Continue;
                         Greater Exposure to Price Volatility.................11

                  Declining Cash Distributions................................11
                  Non-Producing Reserves......................................11
                  Absence of Additional Capital for Development...............12
         Lack of Independent Representation...................................12
         Possible Purchase by Swift...........................................13
                  Conflicts of Interest.......................................13
                  Purchase Price..............................................14
                  Methodology of Determining Fair Market Value................14
                  Qualifications of Appraisers................................14
                  Prior Relationships between the Appraisers, the
                         Partnerships and Swift...............................15
                  Fairness of any Possible Purchase of Property Interests
                         by Swift.............................................15
                  Benefits to Swift...........................................16
                  Resolicitation of Investor Approval if Swift to
                         Purchase Substantially All the Partnership's Assets..16
         Consideration of Alternative Transactions............................16
         Steps to Implement the Proposal......................................17
         Estimated Selling Costs..............................................18
         Recommendation of the Managing General Partner.......................18

VOTING ON THE PROPOSAL........................................................19
         Vote Required; Principal Holders.....................................19
         Proxies; Revocation..................................................19
         Solicitation.........................................................19
         No Appraisal or Dissenters' Rights Provided..........................20

THE PARTNERSHIP...............................................................21
         General  ............................................................21
         Principal Assets.....................................................21
         Partnership Business And Financial Condition.........................22
                  Amounts Invested and Cash Distributions.....................22
                  Effect of Prices............................................23
         Recent Property Sales................................................26
         Cash Distributions...................................................26
         Transactions Between Swift and the Partnership.......................26
         Fiduciary Responsibility.............................................27
         No Trading Market....................................................28
         Investor Lists.......................................................28
         Books and Records....................................................28
         Principal Holders of Investor SDIs...................................29
         Approvals............................................................29
         Legal Proceedings....................................................29

FEDERAL INCOME TAX CONSEQUENCES...............................................30
         General  ............................................................30
         Tax Treatment of Tax Exempt Plans....................................30
                  Sale of Property Interest and Liquidation of Partnership....30
                  Debt-Financed Property......................................31

         Tax Treatment of Investors Subject to Federal Income Tax Due to
                  Debt-financing or Who are Not Tax Exempt Plans..............31
         Taxable Gain or Loss Upon Sale of Properties.........................32
         Liquidation of the Partnership.......................................32
         Capital Gains Tax....................................................33
         Passive Loss Limitations.............................................33

FORWARD-LOOKING STATEMENTS....................................................34

OTHER MATTERS.................................................................35
         Accountants..........................................................35
         Incorporation by Reference...........................................35

GLOSSARY OF TERMS.............................................................35

OTHER BUSINESS................................................................38

FORM OF PROXY.................................................................39


                               DOCUMENTS INCLUDED

Included with this proxy statement are the following documents:

   o The partnership's Annual Report on Form 10-K for the year ended December 31, 1998.

   o The partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   o A reserve report dated February 4, 1999, prepared as of December 31, 1998, and audited by H. J. Gruy & Associates, Inc., independent petroleum engineers, on the investors' portion of the partnership's oil and gas reserves.

                                     SUMMARY

     This summary highlights selected information from this proxy statement, but may not contain all of the information that is important to you. This proxy statement includes specific terms of the proposal, information about the partnership and its financial data. We encourage you to read this proxy statement, including the "Risk Factors" section, the attachments and the documents incorporated by reference before making a decision on how to vote on the proposal.


PROPOSAL TO SELL THE PARTNERSHIP'S OIL AND GAS ASSETS

     Swift is submitting this proxy statement to you to ask your approval of a proposal to sell all of the partnership's oil and gas assets. Currently there are no buyers for the partnership's oil and gas assets and the prices at which these assets may be sold have not yet been determined. Swift anticipates these property interests will be sold in multiple transactions, in one of three ways:

         o PUBLIC AUCTION--The most likely method of sale will be through auctions conducted by the Oil & Gas Asset Clearinghouse or a similar auction company. Swift may set a minimum bid price for the sale of some of the property interests and the highest bid over the minimum bid price from an unaffiliated third party, if any, will be accepted. Swift will not bid on these property interests.

         o NEGOTIATED SALES--Some of the property interests may be sold by Swift directly contacting one or more industry members and negotiating sales prices and terms with them. Often the operator of a property or another owner of an interest in a field is the most likely purchaser.

         o IF OTHER METHODS OF SALE FAIL, APPRAISAL AND POSSIBLE SALE TO SWIFT--If Swift is unable to sell one or more property interests to third parties through auctions or by direct negotiation, then Swift may purchase those property interests. If so, Swift will purchase the property interests for the higher of an appraised amount or the minimum bid price set at the most recent auction. However, if these property interests represent substantially all of the partnership's oil and gas assets, another proxy statement will be submitted to you to specifically approve the terms of any sale to Swift.

LIQUIDATION OF THE PARTNERSHIP IF THE PROPOSAL IS APPROVED

     The partnership owns non-operating property interests in producing oil and gas properties in which its companion partnership owns the working interest. The partnership and its companion partnership are voting separately on similar proposals to each sell all of their oil and gas assets and dissolve. If the partnership and its companion partnership each approve their proposal, both partnerships will sell all of their properties, wind up their businesses and dissolve. The partnerships will receive cash for their oil and gas assets. The investors will receive liquidating cash distributions in amounts relative to their respective percentage ownership interests in the partnership. If the proposal of the companion partnership is rejected by its investors, both partnerships will probably continue to operate even if the partnership approves the proposal. See "The Proposal--Purpose and Effect of the Proposal" and "The Proposal--Simultaneous Proposals."

PARTNERSHIP PRINCIPAL ASSETS

     The partnership's most significant property interests are in the following fields:

         o Chunchula Field in Mobile County, Alabama, operated by Unocal Oil & Gas, which is primarily a gas injection oilfield representing approximately 26% of the partnership's proved reserves value at December 31, 1998, as adjusted for property interests sold since that date;

         o Second Bayou Field in Cameron Parish Louisiana, which is largely a gas field operated by Fina Oil and Chemical, with approximately 26% of the value of the adjusted proved reserves;

         o Chavers Creek Field in Escambia County, Alabama, primarily an oil field operated by Swift, containing approximately 26% of the value of the adjusted proved reserves.

RECENT PROPERTY SALES

     In August 1999, the partnership sold its interest in its then most significant property, the Rancho Viejo Field in Webb County, Texas to its operator, EEX Operating, L.P. This sale followed successful negotiations between Swift and EEX that were initiated after EEX submitted an extensive work plan for the field requiring substantial funds. In May 1999, at public auction the partnership also sold its interests in five minor fields in Mississippi, Texas and Louisiana, covering approximately 16 wells. See "The Partnership-- Recent Property Sales."

PURPOSE AND EFFECT OF THE PROPOSAL

     The purpose of the proposal is to provide for the sale of the partnership's oil and gas assets because Swift as Managing General Partner believes that it is time that the business of the partnership be concluded. The proposed methods of sale are intended to maximize the prices received upon sale of the partnership's oil and gas assets. By selling its property interests and dissolving, the partnership will avoid future expenses and costs and exposure to the extreme volatility of oil and gas prices, as well as inherent geological, engineering and operational risks. The sales proceeds will be used to make final liquidating distributions to the partners in the partnership and the partnership will be dissolved. This liquidating distribution will result in the acceleration of the cash distribution to investors of the remaining value of the partnership's property interests. However, investors in the partnership are not expected to receive a full return of their initial investment.

REASONS FOR THE PROPOSAL

     Swift believes that the continuation of the partnership's operations is no longer justified and that it is in the best interest of investors to liquidate and dissolve the partnership at this time because:

         o the inherent decline in oil and gas produced over time leads to decreasing levels of revenues and cash flow from the partnership's property interests;

         o this decline in production is compounded by the absence of additional capital for the partnership's companion partnership to further develop the partnership's property interests;

         o both of the above factors have led to declining cash distributions to investors;

         o due to the small amount of remaining reserves, oil and gas price increases are not likely to have a material impact on distributions to investors; and

         o while revenues and distributions decrease, costs continue on a more fixed basis, including fixed oil field overhead and operating costs, plus continued direct expenses including audits, reserve reports and tax returns.

CONSIDERATION OF ALTERNATIVE TRANSACTIONS

     Swift has given consideration to a number of different alternatives before submitting the proposal to you for approval. These alternatives are:

         o the continued operation of the properties for a longer period;

         o a proposed sale to Swift during 1998 of the partnership's assets, along with the oil and gas assets of 62 other partnerships also managed by Swift; and

         o an attempt to sell the partnership's interest in the Chunchula Field at auction in May 1999.

FEDERAL INCOME TAX CONSEQUENCES

     Investors that are tax exempt plans that are not subject to acquisition indebtedness on their partnership investment generally are not subject to federal income tax on their share of partnership income or loss. For a more complete discussion of the federal income tax consequences of a sale of properties and partnership dissolution, see "Federal Income Tax Consequences."

CONFLICTS OF INTEREST AND FAIRNESS OF POSSIBLE PURCHASE OF PROPERTIES BY SWIFT

     In the event Swift is unable to sell some or all of the partnership's property interests through auctions or private negotiated sales, Swift may purchase these property interests.

         Conflicts of Interest

     If the other methods of sale fail and Swift elects to buy any property interests from the partnership, substantial conflicts of interest exist because of Swift's position as Managing General Partner of the partnership while also being a purchaser of some or all of the partnership's property interests. These conflicts of interests include:

         o The terms of any purchase of oil and gas assets from the partnership have been established solely by Swift.

         o Swift will not retain an unaffiliated representative to act on behalf of the partnership's investors for the purposes of negotiating the terms of any sale to Swift.

         o No report concerning the fairness of the sales has been or will be prepared.

         o Both appraisers Swift intends to use to value the property interests have a prior relationship with Swift.

         Appraiser to Set Fair Market Value

     Pursuant to the limited partnership agreement, any property interest Swift purchases from the partnership must be purchased at its fair market value as determined by an independent third party appraiser. J. R. Butler & Company or H.
J. Gruy & Associates, Inc., or a similar independent appraiser, will perform these appraisals as of a date within 90 days prior to any sale to Swift. However, if these property interests have been offered at auction within the prior six months with a minimum bid price, and the minimum bid price at the most recent auction is higher than the appraisal, then Swift will purchase these property interests for this higher minimum bid amount.

        Fairness of any Possible Purchase of Property Interests by Swift

     Swift believes that the proposed method of any sale of partnership property interests to Swift, if they are not sold to third parties, is fair to investors for the following reasons, without giving any particular weight to any reason:

         o The sale of property interests to Swift may take place only if Swift is unable to sell the property interests to unaffiliated third parties.

         o The property interests may be sold to Swift only for the higher of an independent petroleum engineer's appraised value or any minimum bid price set on the property interests at the most recent auction.

         o Swift believes that when an appraiser renders its opinion as to the "fair market value" of the partnership's property interests, inherent within that appraisal will be the appraiser's determination that the "fair market value" is "fair."

         o          Any  purchase  by  Swift  based  upon an  appraisal  will be consummated within 90 days of the rendering of the appraisal, making the sales price a more accurate reflection of then current market values.

         Benefits to Swift

     Swift will share in the benefits to investors through liquidating the partnership's interests through its general partner's interests. Swift will receive the same proportionate value for those interests as investors. If Swift purchases any of the property interests, it may profit through a return on capital used to purchase those assets and invest in their development. Swift will be able to use its capital resources to drill wells to develop undeveloped reserves, in addition to the possible benefit of holding the interests for a period of time sufficient to allow completion of wells in different zones in order to produce behind-pipe reserves. By purchasing property interests in fields in which Swift acts as operator, Swift may be able to maintain its position as operator on those properties. If so, Swift would continue to receive operating fees as operator of those properties. See "The Proposal--Benefits to Swift."

MANAGING GENERAL PARTNER'S RECOMMENDATION

     Swift, in its capacity as Managing General Partner of the partnership, recommends that investors of the partnership vote "FOR" the proposal. Swift believes the terms of the proposal, even if Swift should purchase some of the partnership's property interests, are fair to investors. See "Fairness of any Possible Purchase of Property Interests by Swift." This recommendation should be evaluated in light of the significant conflicts of interest which exist by virtue of the Managing General Partner's fiduciary obligations to the investors in the partnership, and the possibility that Swift may purchase some of the partnership's oil and gas assets if the other methods of sale fail.

                                  RISK FACTORS

     In addition to the other information contained in this proxy statement, the following factors should be considered carefully in evaluating how to vote on the proposal.

YOU MIGHT RECEIVE LESS MONEY IF THE PROPOSAL IS APPROVED.

     Although you might receive the value of your interest in the partnership sooner and in one lump payment if the partnership's assets are liquidated now, you might receive less money through the liquidating distribution than if the partnership's operations continue and cash distributions are continued until the partnership's reserves are depleted.

THE SALES PRICE FOR THE PARTNERSHIP'S OIL AND GAS ASSETS MAY BE TOO LOW.

     If domestic oil or gas prices increase or operating costs decrease after any sale of the partnership's oil and gas assets, a higher sales price for the property interests might be realized at a later date. Swift intends to offer the partnership's property interests for sale to third parties at public auctions or through private negotiated sales. If these methods fail, Swift may purchase some or all of the property interests. Different methods of sale might also result in higher sales prices.

YOU WILL HAVE NO OPPORTUNITY TO APPROVE THE SPECIFIC TERMS OF SALES.

     This proxy statement describes only the possible methods of sale of the partnership's oil and gas assets. Because the partnership's current property interests will not be offered for sale until investors approve the proposal, no purchaser or purchase price has yet been determined. In voting for the proposal, investors will not have the opportunity to approve or reject the specific terms of any particular sale of the property interests, including the sales prices.

YOU MAY NOT  REALIZE  FULL  VALUE FOR  NON-PRODUCING RESERVES.

     A significant portion of the partnership's interest in proved oil and gas reserves are non-producing. These reserves are traditionally discounted due to future costs required to recover these reserves and the risk that drilling to produce these reserves will be unsuccessful. A prospective purchaser of the partnership's property interests may discount any non-producing reserves to a greater degree than Swift otherwise thinks appropriate. This could lead to the partnership not realizing the full value of its proved reserves. Any purchaser of non-producing reserves will probably invest capital and conduct drilling activities in the fields that are purchased. This investment or future drilling activity in or near these fields could increase the value of the property interests in which investors will not share.

IF THE PARTNERSHIP'S COMPANION PARTNERSHIP DOES NOT APPROVE ITS PROPOSAL, THE PARTNERSHIP MAY NOT BE ABLE TO SELL ITS PROPERTY INTERESTS.

     The partnership has a companion partnership which owns the working interest in the same properties in which the partnership owns the non-operating interest. If the companion partnership does not approve a similar proposal to sell its oil and gas property interests and dissolve, then both proposals will probably be withdrawn. This could occur even if the partnership approves the proposal to sell its property interests. In this case, the partnership would have to continue to operate for the foreseeable future.

THE AMOUNT OF THE LIQUIDATING DISTRIBUTIONS IS UNCERTAIN.

     While Swift does not know of any partnership liabilities at this time, if unexpected liabilities arise prior to liquidation, any final cash distribution to investors could be reduced.

YOU WILL HAVE NO APPRAISAL OR DISSENTER'S RIGHTS.

     If the proposal is approved, investors have no right to ask for appraisal or dissenter's rights relating to the cash distribution they will receive from the proceeds of sale of the partnership's property interests. This may result in a lower liquidating distribution than if these rights were available as they are for corporate shareholders.

CONFLICTS OF INTEREST MAY HARM YOU.

     In the event Swift buys any of the partnership's property interests, conflicts of interest may harm investors. If it is unable to sell some of its property interests to third parties, Swift may buy those property interests for the higher of the minimum bid price set at the most recent auction or the appraised value determined by an independent appraiser. The higher of these two prices may not be the highest possible price that might be received for these property interests. It is possible that a higher price might be received if the properties were sold to a different purchaser. Further, the appraisal will be provided by an appraiser that has a prior relationship with Swift, which could have an effect on the appraised value.

NO FAIRNESS OPINION WILL BE ACQUIRED.

     Although the sales price for any property interests sold to Swift would be based on the higher of an independent appraisal or a minimum bid price at auction, no opinion will be acquired as to the fairness of that purchase price.

NO INDEPENDENT REPRESENTATIVE WILL BE RETAINED FOR INVESTORS.

     No independent representative will be retained to act on behalf of investors in structuring or negotiating the terms and conditions under which any purchaser, including Swift, could buy property interests from the partnership. The prices at which such sales will be made will not be negotiated at arm's length and will be subject to significant conflicts of interest between Swift acting as both purchaser and as the Managing General Partner of the partnership. If an independent representative were to be retained for the investors, the terms of any such purchase might be different and possibly more favorable to investors.

                                  THE PROPOSAL

GENERAL

     This proxy statement is submitted by Swift in its capacity as the Managing General Partner of the partnership to ask your approval of a proposal to sell all of the partnership's oil and gas assets. It is being provided to you and the other holders of depositary interests, the "SDIs," representing an initial investment of $1.00 per SDI.

THE MEETING

     This proxy statement and the enclosed proxy are for use at the special meeting of investors of the partnership, and at any adjournment or postponement of the meeting, to be held at 16825 Northchase Drive, Houston, Texas at 4:00 p.m. Central Time on November ___, 1999. The meeting is being called to consider and vote on the proposal to sell all of the oil and gas assets of the partnership, wind up and dissolve the partnership, and to transact any other business as may be properly presented at the meeting, all in accordance with the terms and provisions of the partnership's limited partnership agreement and the Texas Revised Limited Partnership Act.

PROPOSAL TO SELL THE PARTNERSHIP'S OIL AND GAS ASSETS

     Currently there are no buyers for the partnership's property interests and the price at which any of those interests will be sold has not yet been determined. Swift anticipates that these property interests will be sold in multiple transactions in one of three ways:

         o PUBLIC AUCTION--The most likely method of sale will be at auctions conducted by the Oil & Gas Asset Clearinghouse or a similar oil and gas auction company. Typically, property interests are grouped together by geographical location in the auction process to maximize the sales price of these property interests. For more substantial property interests offered at auction, a minimum bid price is often set. This minimum price is based in part upon Swift's judgment as to value, and is set by Swift negotiating with the auction house as to the value of those interests. This is usually done when a more valuable property is being auctioned in order to avoid sale at an unfairly low price. The highest bid over the minimum bid price from an unaffiliated third party, if any, will be accepted. Swift will not bid for property interests in any of these auctions. Sales made at auction generally close within 30 to 90 days of the auction, subject to normal closing conditions. Swift anticipates that all of the partnership's property interests will first be offered for sale by auction unless an unsolicited offer is received prior to auction or Swift contacts a likely purchaser directly. If the proposal is approved by investors, Swift intends to offer the partnership's different property interests at auctions held between December 1999 and June 2000.

         o NEGOTIATED SALES--Some of the property interests may be sold by Swift directly contacting one or more industry members. Often an operator of a property is the most likely purchaser of that property. Other prospective purchasers include an industry member which already has an interest in the field, in the general area or in properties of a certain type. Sometimes a negotiated sale will take place following an unsuccessful sale at auction, when the high bid at auction is lower than the minimum bid price, but a higher price than bid is negotiated after the auction. At this time, Swift has not determined to offer any particular property interest directly to any specific third party. Swift may also retain the services of a broker or investment banker to package various property interests, market them and negotiate for their sale.

         o IF OTHER METHODS OF SALE FAIL, APPRAISAL AND POSSIBLE SALE TO SWIFT--If Swift is unable to sell one or more property interests to third parties through auction or by direct private negotiations, Swift may purchase those property interests. Swift anticipates that very few property interests, if any, will be sold in this manner. If this occurs, Swift will buy the property interests at the higher of the appraised value, or the minimum bid price set at the most recent auction held within the prior six months. However, if these property interests represent "substantially all" of the partnership's assets, a separate proxy statement will be submitted to you to specifically approve the terms of the sale. "Substantially all" of the partnership's assets is defined in the limited partnership agreement as 66 2/3% or more in value of the partnership's total assets as of the end of its most recently completed fiscal year.

TIMING OF ASSET SALES IF THE PROPOSAL IS APPROVED

     If the proposal is approved by the partnership and its companion partnership, Swift intends to offer the partnership's property interests at auctions held between December 1999 and June 2000 or pursue negotiated sales during that same period. Swift anticipates that the complete liquidation and dissolution of the partnership will be completed within two years from the date of the special meeting.

SIMULTANEOUS PROPOSALS

     Simultaneously with the proposal to investors to sell all of the partnership's property interests, a similar proposal is being made to the investors of the companion partnership which owns the working interest in the same properties in which the partnership owns the non-operating interest. If either partnership does not approve the proposal, both proposals will probably be withdrawn. Although the investors in one partnership may desire to sell their property interests, the separation of the working interests and the non-operating interests in the same properties affect the salability of those interests. The value of a working interest is significantly lower when burdened by a large non-operating interest. Conversely, the value of a non-operating interest is negatively affected by the lack of control over operations. In other words, the joining together of these two interests in the same property generally increases the value of each of these interests.

     Nine other partnerships, including the companion partnership, own interests in some or all of the fields in which the partnership owns interests. These interests will be offered for sale along with the property interests of the partnership. Swift owns in its corporate capacity a small working interest in these fields and may sell these interests along with the interests held by the partnership, but is not obligated to do so. Aggregation of the interests in these fields, coupled with the joining of the working and non-operating interests, offers a more substantial interest to a prospective purchaser, which may generate a higher sales price than if these separate interests were offered individually.

CONSEQUENCES OF THE PARTNERSHIP NOT APPROVING THE PROPOSAL

     If the investors in the partnership do not approve the proposal, it will continue to operate with no change in its investment objectives, policies or restrictions and in accordance with the terms of its limited partnership agreement. The partnership will continue to produce its reserves until depletion, with steadily decreasing rates of production due to depletion, which leads to decreased cash flow and, consequently, steadily decreasing amounts of cash distributions to investors.

PURPOSE AND EFFECT OF THE PROPOSAL

     The proposal is submitted at this time as part of Swift's obligation to manage the business of the partnership and its investments and to address the timely conclusion of the partnership's activities in light of the purposes for which the partnership was formed, as well as the anticipated length of its operation. The purpose of the proposal is to provide for the sale of the partnership's oil and gas assets because Swift as Managing General Partner believes that it is time that the business of the partnership be concluded, and to do so in a way intended to maximize the prices received upon sale of the partnership's oil and gas assets.

     At the time of the partnership's formation, it was anticipated that the partnership would conduct operations for a period of approximately five to nine years. By the time of the proposed sale of the partnership's property interest, the partnership will have been in existence for over five years. By selling its property interests and dissolving, the partnership will avoid future expenses and costs and exposure to the extreme volatility of oil and gas prices, as well as inherent geological, engineering and operational risks.

     If the proposal is approved, the partnership will sell all of its property interests and distribute its assets, consisting principally of the net cash proceeds from sale of the property interests, to its investors and general partners, in amounts relative to their respective ownership interests in the partnership. This liquidation will result in the acceleration of the cash distribution to investors of the remaining value of the partnership's property interests through a distribution of funds received at one time.

     Although Swift has not identified any prospective purchaser for any of the partnership's oil and gas assets, nor does it know the price at which these assets will be sold, given the general range of possible prices being paid in the oil and gas market, Swift anticipates that the amounts distributed to investors upon sale of the partnership's assets, together with cash distributions made to date, will not return to investors the amount they initially invested in the partnership. Based upon the PV-10 Value of the partnership's proved reserves at December 31, 1998 after adjustment for property sales made since that date, it is likely that distributions made to investors upon liquidation of the partnership will be less than aggregate distributions made to investors to date.

REASONS FOR THE PROPOSAL

     Swift believes that it is in the best interest of investors for the partnership to sell its property interests at this time, make a final liquidating distribution to its partners and dissolve the partnership. The continued operation of the partnership is no longer economically viable for a number of reasons, including those discussed below.

         Declining Reserves and Production Leads to Lower Revenues and Cash Flow

     As contemplated when the partnership was formed, it is inherent that reserves of producing properties decline over time, leading to production of decreasing amounts of oil and gas. This is especially so when almost all of the partnership's initial capital was invested to buy these properties, and no capital is available to the companion partnership to spend on development activity. Obviously, declining production leads to declining levels of revenues and cash flow.

     The partnership has only a small amount of its ultimate recoverable reserves remaining for future production. Even if oil and gas prices were to increase, these increases would be unlikely to have a material positive impact on the total return on investment to investors.

         Decreasing Cash Flow While Expenses Continue; Greater Exposure to Price Volatility

     As production quantities and revenues continue to decline, the cost per Mcfe for production and operating costs constitutes an increasingly larger percentage of per Mcfe revenues. This increases the risk of future price volatility, because the margin between revenue per Mcfe and production cost per Mcfe continues to narrow and smaller differences in prices consume a larger portion of that margin. By selling its property interests and dissolving the partnership, future overhead and direct expenses and general and administrative costs will be avoided and the receipt of the value of the partnership's reserves accelerated so that the funds are received at one time. This avoids the risk of subjecting future revenues and cash distributions of investors to the continued and extreme volatility of oil and gas prices, as well as inherent geological, engineering and operational risks, which could affect future returns.

          Declining Cash Distributions

     As detailed below under "The Partnership - Cash Distributions," the level of cash distributed to investors has declined over the years. The natural effect of declining reserves and production over time, with the resulting decreases in revenues and cash flow, has been aggravated by periods of low oil and gas prices, especially during the partnership's early years when the amount of oil and gas produced was at its highest levels.

          Non-Producing Reserves

     Approximately 62% of the estimated remaining recoverable reserves attributable to the partnership's property interests at December 31, 1998, after taking into account sales made since that date, are proved non-producing reserves. Most of these non-producing reserves are undeveloped reserves, which require substantial expenditures by the working interest owners for the drilling of new wells to recover the non-producing reserves. Sufficient additional capital to drill wells to produce undeveloped reserves is not available from the partnership's companion partnership. Non-producing reserves, which were a small proportion of the partnership's reserves when its oil and gas assets were purchased, have remained and now comprise a larger proportion of the partnership's remaining assets as its producing reserves have been depleted. There is also a small amount of behind-pipe reserves, which are unlikely to be producible for many years because behind-pipe reserves require completion in a different producing zone, which does not take place until production is depleted from the currently producing zone.

         Absence of Additional Capital for Development

     Recovery in amounts great enough to significantly impact the results of the partnership's operations and its ultimate cash distributions could only occur with the investment of new capital. As provided in its limited partnership agreement, the partnership expended all of the investors' net commitments for the acquisition of property interests many years ago.

     Less than 10% of the capital of the partnership's companion partnership was reserved for workover, completion or development activity. The companion partnership was not intended to engage in material drilling activities. The partnership and its companion partnership were formed to distribute cash from the sale of their oil and gas production to investors on a current basis. Even if cash flow of the companion partnership were allowed to be used for drilling by its limited partnership agreement, this would require suspension of cash distributions for an extended period.

LACK OF INDEPENDENT REPRESENTATION

     Swift will not retain an independent representative to act on behalf of the investors of the partnership in structuring and negotiating the terms and conditions upon implementation of the proposal. No group of investors was empowered to negotiate the terms and conditions of the proposal or to determine what procedures should be in place to safeguard the rights and interests of the investors. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the investors. On the contrary, Swift has been responsible for structuring all the terms and conditions of the proposal. Legal counsel assisted with the preparation of the documentation for the proposal, including this proxy statement, but did not serve, or purport to serve, as legal counsel for the investors.

     Swift does not believe it is necessary to engage an independent representative to represent the interests of investors in order to structure a proposal fair to the investors. In addition, Swift believes the interests of the investors are protected in a number of other ways described under "Fairness of any Possible Purchase of Property Interests by Swift," including retention of an independent appraiser if Swift is to purchase any assets from the partnership.

POSSIBLE PURCHASE BY SWIFT

     If the sale of some or all of the partnership's property interests to nonaffiliated third parties through public auction or private negotiations fails, Swift may purchase these property interests using funds from working capital or draws under its bank credit facility. Swift may be unable to sell some of the partnership's property interests to third parties for a variety of reasons including:

         o          insufficient interest in small, non-operated interests;

                    difficulty in selling non-operated interests because of lack of control;

         o          failure to receive the minimum bid price at public auction;

         o          the   unwillingness   of  the  operator,   the  most  likely
                    purchaser, to buy or pay full price for small interests in a well or field in which it has a predominant interest;

         o          litigation or potential litigation;

         o          title problems affecting a property;

         o          gas balancing deficits;

         o          environmental clean-ups or the prospect of same; or

         o the highest bidder backing out of or refusing to close a purchase, including unwillingness to agree to a reasonable sales contract.

     Property interests may also be conveyed to Swift for no consideration if such interests cannot be sold to third parties and it is determined that there is no or minimal value to such interests, or wells with little value may be plugged and abandoned.

         Conflicts of Interest

     There are substantial conflicts of interest which exist by virtue of Swift acting on behalf of the partnership in its capacity as Managing General Partner, while at the same time being a potential purchaser of some or all of the partnership's property interests. These conflicts of interests include:

         o The terms of any purchase of assets from the partnership have been established solely by Swift.

         o Swift will not retain an unaffiliated representative to act on behalf of the partnership's investors for the purposes of negotiating the terms of any sale to Swift.

         o No report concerning the fairness of the sales has been or will be prepared.

         o Both of the appraisers Swift intends to use to value the property interests have a prior relationship with Swift.

         Purchase Price

     Pursuant to the limited partnership agreement, any property interest Swift purchases from the partnership must be purchased at its fair market value as determined by an independent third party appraiser. J. R. Butler & Company or H.
J. Gruy & Associates, Inc., independent petroleum engineers, or a similarly qualified appraiser, will render these appraisals within 90 days prior to any sale to Swift. However, if during the six months prior to any sale to Swift the property interests to be purchased by Swift were offered at an auction and the minimum bid price at the most recent auction is higher than the appraisal, then Swift will purchase these property interests for this higher minimum bid amount. In comparing appraisal and minimum bid prices, it may be necessary to adjust either the appraised price or minimum bid price to take into account any different effective dates for the two values. Any adjustment will be made by deducting from the earliest effective date the production revenues for the interim period between the two effective dates.

         Methodology of Determining Fair Market Value

     Any appraisal will be based upon the estimated value of future net cash flows, reserve quantities, projected operating costs and cash flows, along with the appraiser's analysis of current pricing conditions. Finally, any appraised value will be adjusted for individual field risks or risk adjustments of proved non-producing reserves, proved undeveloped reserves and identification of probable and possible reserves.

     Swift will not instruct the appraiser as to pricing, cost or other economic parameters or methods, or the assessment of reserves characteristics, nor will Swift limit the scope of the appraiser's investigation for purposes of preparing any appraisal. If any assets are to be sold to Swift, Swift will provide basic evaluation data for the appraiser's use in determining the reserves and their value. Swift will not direct or provide any information to the appraiser as to the amount of consideration to be paid to the partnership for any property interest. The appraiser will not opine on the fairness of the transaction to investors, and no separate report or opinion will be provided regarding the fairness to investors of the price at which any property interests are sold to Swift.

         Qualifications of Appraisers

     H.J. Gruy & Associates, Inc. is an established independent petroleum engineering firm located in Houston, Texas. Gruy's predecessor firm was founded by its current Chairman, H. J. Gruy in 1950. Gruy is engaged solely in the business of petroleum evaluation and engineering studies for public and private oil and gas companies with oil and gas properties in North and South America, Africa, Russia and the Far East. Gruy has extensive experience evaluating properties in all of the areas in which the partnership owns property interests. Gruy has completed over [17,000] assignments for oil and gas companies, commercial banks, investment banks, and governments. Over the past four years, Gruy has added more than [280] new clients.

     J. R. Butler & Company is an established worldwide oil and gas consulting firm organized in 1948 by Mr. J. R. Butler, Sr. and has been headquartered in Houston, Texas since its founding. Butler has extensive experience in reserves estimation, property evaluation, formation evaluation, petrophysical support for geophysical and exploration geology, drilling operations, production surveillance, unitization and design and supervision of workovers. Over the last 20 years, Butler has performed projects for more than [350] clients, which include law firms, financial institutions, oil and gas operators, research/academic institutions, service companies, individual investors and government bodies and has been involved with more than [140] major consulting projects involving evaluation of U.S. oil and gas properties. Approximately [50%] of Butler's work in 1997 was devoted to property evaluations. Butler administered and analyzed the annual "Evaluation Parameters Survey" for the Society of Petroleum Evaluation Engineers ("SPEE") during the first 15 years of its publication from 1982 to 1996.

         Prior Relationships between the Appraisers, the Partnerships and Swift

     H. J. Gruy has audited the reserve evaluations for the partnership, other partnerships managed by Swift and Swift since their respective inceptions. In 1997, Butler prepared an appraisal of the value of the oil and gas assets of seven partnerships, which was the price for which Swift purchased those assets in 1998. In addition, in 1998 both Butler and Gruy provided appraisals of the fair market values of the property interests owned by 63 limited partnerships managed by Swift. These appraisals of the fair market values of properties owned by the 63 partnerships prepared by Gruy and Butler were ultimately not used, as the proposed transaction was canceled due to market conditions. The amount paid to Gruy over the two years and nine months ended September 30, 1999 by Swift and its affiliates was $126,390. Over the same period, approximately $268,616 has been paid by Swift and its affiliates to Butler. Neither of the appraisers nor any of their personnel have any direct or indirect interest in Swift or the partnership, and the appraisers' compensation will not be contingent upon the results of their appraisals.

         Fairness of any Possible Purchase of Property Interests by Swift

     Swift believes that the proposed method of sale of some or all of the partnership's property interests to Swift, if they are not sold to third parties, is fair to investors for the following reasons, without giving any particular weight to any reason:

         o The sale of property interest to Swift may take place only if Swift was unable to sell the property interests to unaffiliated third parties.

         o The property interests may be sold to Swift only for the higher of an independent petroleum engineer's appraised value or the most recent minimum bid price prior to the sale to Swift.

         o Swift believes that when an appraiser renders its opinion as to the "fair market value" of the partnership's property interests, inherent within that appraisal will be the appraiser's determination that the "fair market value" is "fair."

         o          Any  purchase  by  Swift  based  upon an  appraisal  will be consummated within 90 days of the rendering of the appraisal, making the sales price a more accurate reflection of then current values in the marketplace.

     The independent appraiser's determination of the fair market value of the properties does not remove the substantial conflicts of interest which exist due to Swift acting as both Managing General Partner on behalf of the partnership and as a potential purchaser of the property interests from the partnership. No fairness opinion will be requested or received regarding the ultimate purchase price to be paid by Swift, if any.

          Benefits to Swift

     Swift will share in the benefits to investors through its general partner's interest. Additionally, if Swift purchases any of the property interests, it may profit from future increases in oil and gas prices and through a return on capital used to purchase those oil and gas assets and invest in their development. Swift will be able to use its capital resources to drill wells to develop undeveloped reserves, in addition to the possible benefit of holding the interests for a period of time sufficient to allow completion of wells in different zones in order to produce behind-pipe reserves. By purchasing property interests in fields in which Swift acts as operator, Swift may be able to maintain its position as operator on those properties. If so, Swift would continue to receive operating fees as operator of those properties. Swift only operates one of the partnership's principal properties.

          Resolicitation of Investor Approval if Swift to Purchase Substantially All the Partnership's Assets

     No individual property interest held by the partnership constitutes more than 66 2/3% of the total value of its assets. The limited partnership agreement specifically defines "substantially all" of the partnership's assets as 66 2/3% or more in value of its total assets as of the end of its most recent fiscal year. In the unexpected circumstance that Swift proposes to purchase substantially all of the partnership's assets because attempts to auction these assets or sell them on a negotiated basis have not proved successful, then Swift will prepare a new proxy statement or a supplement to this proxy statement describing the terms of any such purchase in detail and requesting approval from investors of the specific terms of the sale. Any subsequent proxy statement will include those matters covered by filing a Schedule 13e-3 as required by the SEC, including disclosures about the conflicts of interest, fairness, alternate transactions attempted, and reasons for and effects of the sale.

CONSIDERATION OF ALTERNATIVE TRANSACTIONS

     Swift has given consideration to a number of different alternatives before submitting the proposal to you for approval. These alternatives are:

         o the continued operation of the properties for a longer periods, which Swift believes is no longer economically justified;

         o a proposed sale to Swift during 1998 of the partnership's assets, along with the oil and gas assets of 62 other partnerships also managed by Swift. This sale was delayed and later terminated because significant market changes made the structure and economics of the deal no longer viable; and

         o an attempt to sell the partnership's interest in the Chunchula Field at auction in May 1999, which did not occur because the highest bid was substantially below the minimum bid price set for its sale at auction.

     The limited partnership agreement does not provide for any form of voluntary or mandatory assessment for further capital contributions by the investors in the partnership. Borrowing is forbidden or restricted by the terms of the limited partnership agreement. Given the purpose of the partnership when it was formed, and the explicit partnership provisions and disclosures that no assessments would be made, Swift does not consider it appropriate to suggest amending the partnership agreement to allow assessments. Furthermore, engaging in extensive drilling operations is contrary to the purposes of the companion partnership which owns the working interest and represents a higher degree of risk than contemplated when that partnership was formed.

STEPS TO IMPLEMENT THE PROPOSAL

     Following the approval of the proposal by the partnership and approval of the similar proposal by its companion partnership, Swift intends to take the following steps to implement the proposal:

         i. Sell all of the partnership's oil and gas assets through the three methods discussed in this proxy statement, probably in multiple transactions;

         ii. Receive the sales proceeds of the property interests, transfer the partnership's property interests to its companion operating partnership, and execute assignments and other instruments to accomplish such sale, including documents to be executed together with the companion partnership;

         iii.       Pay or provide for payment of the partnership's  liabilities
                    and   obligations   to   creditors,   if  any,   using   the
                    partnership's cash on hand and net sales proceeds;

         iv.        Conduct final  accountings  in  accordance  with the limited
                    partnership    agreement   and   make   final    liquidating
                    distributions;

         v. Cause the partnership's final tax returns to be prepared and filed with the Internal Revenue Service and appropriate state taxing authorities;

        vi.         Distribute to the investors final Form K-1 tax  information;
                    and

         vii.       File  a  Certificate  of   Cancellation  on  behalf  of  the
                    partnership with the Secretary of State of the State of Texas.

ESTIMATED SELLING COSTS

     The expenses associated with the sale of the partnership's property interests are expected to be approximately 9% of the sales proceeds of the partnership's property interests, primarily comprised of third party costs incurred, including the costs of the auction or appraiser, if any, legal counsel, auditors, printing and mailing costs and related out-of-pocket expenses. The general and administrative costs of Swift in its capacity as the Managing General Partner anticipated to be incurred in connection with the proposal and related transactions will be met through the normal ongoing fee set out in the limited partnership agreement. See "Voting on the Proposal--Solicitation."

RECOMMENDATION OF THE MANAGING GENERAL PARTNER

     Swift believes that it is in the best interests of the investors to liquidate and dissolve the partnership. Swift believes the terms of the proposal, even if Swift should purchase some of the partnership's property interests, are fair to investors. See "Fairness of any Possible Purchase of Property Interests by Swift." This recommendation should be evaluated in light of the significant conflicts of interest which exist by virtue of Swift's fiduciary obligations as Managing General Partner to the investors in the partnership, and the possibility that Swift may purchase some of the partnership's oil and gas assets if the other methods of sale fail. Liquidation will allow the investors to receive the remaining value of partnership's reserves currently, rather than receiving distributions over the remaining life of the partnership. This removes the risk of future decreases and continued exposure to volatility in oil and gas prices during the lengthy period necessary to produce the partnership's interests in remaining reserves. Recent short-term but significant increases in natural gas and oil prices as compared to prices during the last half of 1998 and early 1999 make this an appropriate time to consider the sale of the partnership's property interests, as Swift believes these increases will increase the value of the property interests. If operations continue over many years, revenues will continue to decline while direct, operating, general and administrative expenses continue, reducing cash distributions. Continued operations also mean continuation of the additional costs incurred by the investors, including the costs associated with inclusion of information from the Schedule K-1 relating to the partnership in their personal income tax returns, while reserves continue to decline. Termination of the partnership will allow preparation of final tax returns.

                THE MANAGING GENERAL PARTNER RECOMMENDS THAT THE
                        INVESTORS VOTE FOR THE PROPOSAL.

                             VOTING ON THE PROPOSAL

VOTE REQUIRED; PRINCIPAL HOLDERS

     Under the limited partnership agreement, the proposal must be approved by the affirmative vote of investors holding at least 51% of the SDIs in the partnership as of the record date. The number of SDIs outstanding is 3,535,809 and the number of record holders are 321. Each investor appearing on the records of the partnership as of October , 1999, the "record date," is entitled to notice of the meeting and is entitled to one vote for each SDI held by such investor. An abstention by an investor will have the same effect as a vote against the proposal.

     Swift owns a 14.25% general partner's interest in the partnership. VJM Corporation, a California corporation, is the Special General Partner of the partnership, and owns a 0.75% interest in the partnership as a general partner, but owns no SDIs. The general partnership interests do not have a vote on the proposal.

PROXIES; REVOCATION

     A sample of the form of proxy is attached to this proxy statement. The actual proxy to be used to register your vote on the proposal is the separate green sheet of paper included with this proxy statement. PLEASE USE THE GREEN PROXY TO CAST YOUR VOTE ON THE PROPOSAL.

     If a proxy is properly signed and is not revoked by an investor, the SDIs it represents will be voted in accordance with the instructions of the investor. If no specific instructions are given, the SDIs will be counted as a vote "FOR" the proposal. An investor may revoke his proxy at any time before it is voted at the meeting. Any investor who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, an investor must advise us of revocation of his or her proxy in writing, which revocation must be received by the Secretary of Swift at 16825 Northchase Drive, Suite 400, Houston Texas 77060, prior to the time the vote is taken.

SOLICITATION

     The solicitation is being made by Swift in its capacity as Managing General Partner on behalf of the partnership. The partnership will bear the costs of the preparation of this proxy statement and of the solicitation of proxies. Such costs will be allocated to the investors and to the general partners according to their respective percentage interests pursuant to the limited partnership agreement. If, for example, Swift holds approximately 5% of the SDIs held by all investors, 5% of the costs will be borne by Swift, in addition to its portion borne as a general partner. Solicitations will be made primarily by mail. However, a number of regular or temporary employees of Swift may, to ensure the presence of a quorum, solicit proxies in person or by telephone. Swift may retain a proxy solicitor to assist in contacting brokers or investors to encourage the return of proxies, although it does not anticipate doing so.

NO APPRAISAL OR DISSENTERS' RIGHTS PROVIDED

     Investors are not entitled to any dissenters' or appraisal rights with respect to the proposal, as would be available to shareholders in a corporation engaging in a merger. Dissenting investors are protected under state law by virtue of Swift's fiduciary duty as Managing General Partner to act with prudence in the business affairs of the partnership. Investors are required to initiate suit to assert claims based upon a general partner's fiduciary duties under the Texas Revised Limited Partnership Act and the terms of the partnership's limited partnership agreement.

                                 THE PARTNERSHIP

GENERAL

     The partnership was formed over five years ago and owns non-operating property interests in producing oil and gas properties in four states in which its companion partnership, Swift Energy Operating Partners 1994-B, Ltd., formed at approximately the same time and also managed by Swift, owns the working interests. The partnership expended all of its original capital contributions by the end of June 1994. A majority of the partnership's interest in oil and gas proved reserves at December 31, 1998 are natural gas, representing approximately 64% by volume of the partnership's 1998 production and approximately 68% of its 1998 revenue. From time to time, the companion partnership has performed workovers and recompletions of wells in which the partnership has non-operating interests, using funds advanced by Swift to perform these operations. All of such amounts have been subsequently recouped out of sales of production.

PRINCIPAL ASSETS

     The partnership's principal assets are determined by their PV-10 Value. The partnership's "PV-10 Value" is the estimated future net cash flows, using unescalated prices, from production of proved reserves attributed to the partnership's property interests, discounted to present value at 10% per annum. The report dated February 4, 1999 of the audit by H.J. Gruy and Associates, Inc., of the oil and gas reserves underlying the partnership's property interests, and future net cash flow expected from the production of those reserves as of December 31, 1998, presented for those reserves solely attributable to the investors in the partnership, is attached to this proxy statement. This report has not been updated to include the effect of production or property sales since year-end 1998. In estimating these reserves, Swift, in accordance with criteria prescribed by the SEC, has used year-end 1998 prices, without escalation, except in those instances where fixed and determinable gas price escalations are covered by contracts, limited to the price the partnership reasonably expects to receive. The significant change in the estimated amount set forth in the report of H.J. Gruy and Associates, Inc. of the investors' share of the quantities of proved reserves of the properties in which the partnership owns an interest which has occurred between December 31, 1998 and the date of this proxy statement is due to the sale of the partnership's interest in the Rancho Viejo Field and some minor property interests, as discussed under "--Recent Property Sales below."

     The partnership owns interests in 93 wells in 9 fields. The following table presents information on the fields which constitute 10% or more of the partnership's PV-10 Value at December 31, 1998, as adjusted to deduct the PV-10 Value of reserves attributable to property interests sold during 1999. See --"Recent Property Sales" below. The information below includes the location of each field in which the partnership has an interest, the number of wells and operators, together with information on the percentage of the partnership's total PV-10 Value on December 31, 1998, as adjusted for the sales of partnership property interests during 1999, attributable to each of these fields. Information is also provided regarding the percentage of the partnership's 1998 production, as adjusted for property sales, on a volumetric basis, from each of these fields. Of the remaining other fields in which the partnership owns a property interest, one of such fields each comprise less than 1% of the partnership's PV-10 Value at December 31, 1998, as adjusted, and the PV-10 Value of each of the other five fields averages less than 4% of the partnership's PV-10 Value, as adjusted, at the same date.

                                              SECOND           CHAVERS                        6
                                              BAYOU             CREEK       CHUNHULA        OTHER
                                              FIELD             FIELD        FIELD          FIELDS
                                     -------------------------------------------------------------
County and State                             Cameron         Escambia       Mobile          LA(1)
                                             Parish,          County,       County,         MS(2)
                                             Louisiana       Louisiana      Alabama         TX(3)

Number of Wells                                 28                4           38              23

Operator(s)                                   Fina             Swift        Unocal        Swift and
                                                                           Oil & Gas      5 Others


% of 12/31/98 PV-10 Value,                      26%              26%          26%             22%
As Adjusted

% of 1998 Production Volumes,                   10%               5%          12%             73%
As Adjusted

     The partnership's financial statements prepared according to generally accepted accounting principles show its total assets at year-end 1998 to be $1,364,571. The PV-10 Value of its total proved reserves at the same date was $1,438,070, and is $475,330, as adjusted. Based upon the audit of the partnership's total proved reserves at year-end 1998, those reserves were comprised of the following three categories:

                                       1998 Yr-End               As Adjusted

            Proved Producing              42%                       38%
            Behind-Pipe                   17%                       12%
            Non-Developed                 41%                       50%
                                          ---                      ----
                                         100%                      100%


See "Glossary of Terms" for definitions.

PARTNERSHIP BUSINESS AND FINANCIAL CONDITION

         Amounts Invested and Cash Distributions

     Investors made contributions of $3,535,809 in the aggregate to the partnership, the net proceeds of which have all been invested. Swift made capital contributions with respect to its general partner interest of $512,692. From inception through September 30, 1999, the partnership has made net cash distributions to its investors totaling $1,322,600. On a per SDI basis, investors had received, as of September 30, 1999, $0.37 per $1.00 SDI, or approximately 37.4% of their initial capital contributions. Details of the amounts of cash distributions made to partners over the past three years and nine months ended September 30, 1999 are set out under "Cash Distributions" below. Through September 30, 1999, Swift has received net cash distributions from the partnership of $196,645 with respect to its general partner interest.

         Effect of Prices

     The partnership acquired its property interests at a time when oil and gas prices and industry projections of future prices were much higher than actually occurred in subsequent years. When Swift projected future oil and gas prices to evaluate the economic viability of an acquisition, it compared its forecasts with those made by banks, oil and gas industry sources, the U.S. government and other companies acquiring producing properties. Acquisition decisions for the partnership were based upon a range of increasing prices that were within the mainstream of the forecasts made by these outside parties. At the time that the partnership's property interests covering producing properties were acquired, prices averaged about $15.66 per barrel of oil and $2.34 per Mcf of natural gas. The majority of the partnership's property interests were acquired by the end of June, 1994 and were comprised principally of natural gas reserves. At that time, prices were predicted to increase to approximately $22.53 per barrel of oil and $3.24 per Mcf of natural gas during 1998. The predicted price increases did not occur as projected, and in fact prices fell from 1994 to 1995. Most of the partnership's reserves were produced from 1994 to 1998, during which time the oil prices received by the partnership for its production in fact averaged $15.68 per barrel, but the prices for the partnership's principal asset, natural gas, averaged approximately $2.06 per Mcf. During the second and third quarter of 1998, first oil and then gas prices fell very precipitously, in oil's case to the lowest levels seen in several decades. During the first quarter of 1999, oil prices began to recover, followed by gas prices in the second quarter. As of the date of this proxy statement, both oil and gas prices had returned to market levels prevalent prior to 1998.

     The following graphs illustrate the effect on partnership performance of the above-described variance between oil and gas prices projected at the time of acquisition of the partnership's property interests and actual oil and gas prices received for production during the partnership's existence.

                 Graph Comparing Gas Prices Projected at Time of
                    Acquisitions and those Actually Received


                 Graph showing Amounts of Gas Produced by Year

                 Graph Comparing Oil Prices Projected at Time of
                    Acquisitions and those Actually Received


                 Graph showing Amounts of Oil Produced by Year

     Lower prices also have affected the partnership's interest in proved reserves. Estimates of proved reserves represent quantities of oil and gas which, upon analysis of engineering and geologic data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. When economic or operating conditions change, proved reserves can be revised either up or down. If prices had risen as predicted, the volumes of oil and gas reserves that are economically recoverable might have been higher than the year-end levels actually reported because higher prices typically extend the life of reserves as production rates from mature wells remain economical for a longer period of time. Also, production enhancement projects that are not economically feasible at low prices can be implemented as prices rise.

RECENT PROPERTY SALES

     In  August  1999,  the  partnership  sold its  interest  in its  then  most significant property, the Rancho Viejo Field in Webb County, Texas to its operator, EEX Operating, L.P. This sale followed successful negotiations between Swift and EEX that were initiated after EEX submitted an extensive work plan for the field requiring substantial funds. In May 1999, the partnership also sold through public auction its interests in five minor fields, mainly in Mississippi, Texas and Louisiana, covering approximately 16 wells. Swift also sold its corporate interest in these fields, along with the interest in those fields of other partnerships managed by Swift. Funds advanced by Swift to the companion partnership have been recouped from these sales of interests in these fields. A cash distribution of the net proceeds from sale of the partnership's property interests will be made in October 1999 in amounts estimated to be approximately 10% of investors' initial investment in the partnership.

CASH DISTRIBUTIONS

     Cash distributions are made to the partners, including Swift and the investors in the partnership, on a quarterly basis. During the past three years and the first nine months of 1999, aggregate cash distributions made to all partners in the partnership and the cash distributions per SDI were:

         1996                            $405,541            $0.11 per $1.00 SDI
         1997                            $391,599            $0.11 per $1.00 SDI
         1998                            $208,901            $0.06 per $1.00 SDI
         9 Mo. Ended 9/30/99             $ 37,100            $0.01 per $1.00 SDI

TRANSACTIONS BETWEEN SWIFT AND THE PARTNERSHIP

     Under the limited partnership agreement, Swift has received compensation for its services and reimbursement for expenditures made in its capacity as Managing General Partner on behalf of the partnership. These were paid at closing of the offering of SDIs. Revenues are also distributed to Swift with respect to its general partner interest. In addition to those revenues, compensation and reimbursements, the following summarizes the transactions between Swift and the partnership pursuant to which Swift has been paid or has had its expenses reimbursed on an ongoing basis:

         o Swift has received internal acquisition costs reimbursements of $155,666 from the partnership from inception through December 31, 1998, none of which was received during 1998.

         o Swift receives operating fees for wells in which the partnership has property interests and for which Swift or its affiliates serve as operator. Through December 31, 1998, the aggregate operating fees paid to Swift as operator by the partnership were $13,533 during the year ended December 31, 1998 and $14,233 during the year ended December 31, 1997. Monthly operating fees range from $400 to $1,500 per well on an 8/8th's basis (i.e., the total amount of operating fees paid by all interest owners in the well). If the property interests are sold to Swift, there should be no change in its status as operator for a number of the wells in which the partnership has a property interest. Swift believes that it will be positively affected, on the other hand, by liquidation of the partnership, both on the basis of its ownership interest in the partnership and for other reasons set out under " The Proposal--Benefits to Swift."

         o Swift is entitled to be reimbursed for general and administrative costs incurred on behalf of and allocable to the partnership, including employee salaries and office overhead. Amounts are calculated on the basis of investors' original capital contributions to the partnership relative to investor contributions to all public partnerships formed to purchase interests in producing properties for which Swift serves as Managing General Partner. Through December 31, 1998, Swift has received $248,754 in the general and administrative overhead allowance from the partnership, of which $53,037 was reimbursed during the year ended December 31, 1998 and $53,037 was reimbursed during the year ended December 31, 1997.

         o Swift was reimbursed $6,194 in direct expenses by the partnership, all of which was billed by, and then paid directly to, third party vendors, of which $1,550 was reimbursed during the year ended December 31, 1998 and $1,292 was reimbursed during the year ended December 31, 1997.

         o Swift has received a nonaccountable incentive amount of $67,399 for services rendered from inception through December 31, 1998, of which $824 was reimbursed during the year ended December 31, 1998 and $4,904 was reimbursed during the year ended December 31, 1997.

FIDUCIARY RESPONSIBILITY

     The limited partnership agreement provides that neither the Managing General Partner nor any of its affiliates performing services on behalf of the partnership will be liable to the partnership or any of the investors for any conduct by any such person performed in good faith pursuant to authority granted to such person by the limited partnership agreement, or in accordance with its provisions, and any manner reasonably believed by such person to be within the scope of authority granted to such person and in the best interests of the partnership, provided that such conduct does not constitute negligence, misconduct or a breach of fiduciary obligations to the investors or the partnership. As a result, investors might have a more limited right of action in certain circumstances than they would have in the absence of such provisions in the partnership agreement.

     Swift has fiduciary duties to the partnership that go beyond the specific duties and obligations imposed upon it under the limited partnership agreement. In handling the affairs of the partnership, Swift is obligated to exercise good faith, to use care and prudence and to act with an undivided duty of loyalty to the investor. Under these fiduciary duties, Swift is also obligated to ensure that the partnership is treated fairly and equitably in transactions with third parties, especially where consummation of these transactions may result in Swift's interests being opposed to, or not totally consistent with, the interests of the investors. Accordingly, Swift is required to assess whether any offer to the partnership is fair and equitable, taking into account the unique characteristics of the partnership which affect the value of the partnership's assets, and comparing these factors against similar factors affecting the value of the oil and gas assets held by other partnerships.

NO TRADING MARKET

     There is no trading market for the SDIs, and none is expected to develop. Under the limited partnership agreement, investors have the right to present their SDIs to Swift for repurchase at a price determined using the formula established by the limited partnership agreement. Originally 323 investors invested in the partnership. As of September 30, 1999, there were 321 investors, excluding Swift. The number of SDIs in the partnership issued and outstanding at that date was 3,535,809.

INVESTOR LISTS

     An investor of the partnership is entitled to request copies of investor lists showing the names and addresses of all investors in the partnership. The right to receive an investor list may be conditioned upon the requesting investor paying the cost of copying and a showing that the request is for a reasonable purpose. Reasonable requests would include requests for the investor list for the purpose of challenging or opposing the proposal. Requests for investor lists may be addressed to Swift at 16825 Northchase Drive, Suite 400, Houston, Texas 77060; Attention: Investor Relations Department.

BOOKS AND RECORDS

     The partnership's limited partnership agreement provides that its books and records are available for inspection by investors or their duly authorized representatives at all reasonable times at the partnership's principal office in

Houston, Texas, although certain oil and gas operational materials may be kept confidential. A written request must be received stating a proper purpose for inspection of such books and records, with the inspection to be conducted at the investor's expense. An investor may request in writing and receive without charge copies of a partnership's limited partnership agreement, certificate of limited partnership and tax returns.

PRINCIPAL HOLDERS OF INVESTOR SDIS

     To Swift's knowledge, there is one holder of SDIs that holds more than 5% of the SDIs.

APPROVALS

     No federal or state regulatory requirements must be complied with or approvals obtained in connection with the sale of the partnership's property interests.

LEGAL PROCEEDINGS

     Swift is not aware of any material pending legal proceedings to which the partnership is a party or of which any of its property is the subject.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summarizes certain federal income tax consequences to investors if the proposal to sell and liquidate the partnership is approved. For federal income tax purposes, investors are considered to be limited partners in the partnership. This discussion is not based upon an opinion of counsel and it is possible that different results than those described may occur. Statements of legal conclusions regarding tax consequences are based upon relevant provisions of the Internal Revenue Code of 1986, as amended, the "Code", Treasury Regulations in effect on the date hereof, a private letter ruling dated February 6, 1991, reported judicial decisions, published positions of the IRS, further assumptions that the partnership constitutes a partnership for federal tax purposes, and that the partnership will be liquidated as described herein. The laws, regulations, administrative rulings and judicial decisions which form the basis for conclusions regarding the tax consequences described herein are complex, are subject to prospective or retroactive change at any time, and any change may adversely affect investors.

     This summary does not describe all the tax aspects which may affect investors because the tax consequences may vary depending upon the individual circumstances of an investor. It is directed to investors that are qualified plans and trusts under Code Section 401(a) and individual retirement accounts, "IRAs," under Code Section 408, collectively "tax exempt plans" and that are the original purchasers of the SDIs and hold SDIs as "capital assets," generally, property held for investment. Each investor that is a corporation, trust, estate or other partnership or that is not a tax-exempt plan is strongly encouraged to consult its own tax advisor as to the rules which are specifically applicable to it. This summary does not address foreign, state or local tax consequences, and is inapplicable to nonresident aliens, foreign corporations, debtors under the jurisdiction of a court in a case under federal bankruptcy laws or in a receivership, foreclosure or similar proceeding, or an investment company, financial institution or insurance company.

TAX TREATMENT OF TAX EXEMPT PLANS

         Sale of Property Interest and Liquidation of Partnership

     The Managing General Partner is proposing to sell the partnership's property interests as well as any other royalties and overriding royalties the partnership may own. After the sale of the properties, the partnership's assets will consist solely of cash, which will be distributed to the partners and investors in complete liquidation of the partnership.

     Tax exempt plans are subject to tax on their unrelated business taxable income, "UBTI". UBTI is income derived by an organization from the conduct of a trade or business that is substantially unrelated to its performance of the function that constitutes the basis of its tax exemption, aside from the need of such organization for funds. Royalty interests, dividends, interest and gain from the disposition of capital assets are generally excluded from classification as UBTI. Royalties, interest, dividends, and gains will create UBTI if they are received from debt-financed property, as discussed below.

     The IRS has previously ruled that the partnership's property interest, as structured under the NP/OR Agreement, is a royalty, as are any overriding royalties the partnership may own. If the property interest is not debt-financed property, neither the sale of the property interest by the partnership nor the liquidation of the partnership is expected to cause investors that are tax exempt plans to recognize taxable gain or loss for federal income tax purposes, even though there may be gain or loss upon the sale of the property interest for federal income tax purposes.

         Debt-Financed Property

     Debt-financed property is property held to produce income that is subject to acquisition indebtedness. The income is taxable in the same proportion which the debt bears to the total cost of acquiring the property. Generally, acquisition indebtedness is the unpaid amount of:

         o indebtedness incurred by a Tax Exempt Plan to acquire an interest in a partnership;

         o          indebtedness incurred in acquiring or improving property; or

         o indebtedness incurred either before or after the acquisition or improvement of property or the acquisition of a partnership interest if such indebtedness would not have been incurred but for such acquisition or improvement, and if incurred subsequent to such acquisition or improvement, the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement.

     Generally, property acquired subject to a mortgage or similar lien is considered debt-financed property even if the organization acquiring the property does not assume or agree to pay the debt. Notwithstanding the foregoing, acquisition indebtedness excludes certain indebtedness incurred by tax exempt plans other than IRAs to acquire or improve real property. Although this exception may apply, its usefulness may be limited due to its technical requirements and the fact that the debt excluded from classification as acquisition indebtedness appears to be debt incurred by a partnership and not debt incurred by a partner directly or indirectly in acquiring a partnership interest.

     If an investor that is a tax exempt plan borrowed to acquire its SDIs, representing SDIs or had borrowed funds either before or after it acquired such SDIs, its pro rata share of partnership gain on the sale of the property interest may be UBTI. The Managing General Partner has represented that the partnership did not borrow money to acquire its property interest, and the property interest of the partnership is not subject to any debt, mortgages or similar liens that will cause the partnership's property interest to be debt-financed property under Code Section 514. If a tax exempt plan has not caused its SDIs to be debt-financed property, and based upon the representations of the Managing General Partner, the property interest is not expected to be considered debt-financed property.

TAX TREATMENT OF INVESTORS SUBJECT TO FEDERAL INCOME TAX DUE TO DEBT-FINANCING OR WHO ARE NOT TAX EXEMPT PLANS

     All references hereinbelow to investors refers solely to investors that either are not tax exempt plans or are tax exempt plans whose SDIs are debt-financed. To the extent that a tax exempt plan's SDIs are only partially debt-financed, the percentage of gain or loss from the sale of the property interest and liquidation of the partnership that will be subject to taxation as UBTI is the percentage of the tax exempt plan's share of partnership income, gain, loss and deduction adjusted by the following calculation. With respect to each debt-financed property, Code Section 514(a)(1) includes as gross income from an unrelated trade or business an amount which is the same percentage of the total gross income derived during the taxable year from or on account of the property as the average acquisition indebtedness for the taxable year with respect to the property is of the average amount of the adjusted basis of the property during the period it is held by the organization during the taxable year, the "debt/basis percentage".

     A similar calculation is used to determine the allowable deductions. For each debt-financed property, the amount of the deductions directly attributable to the property are multiplied by the debt/basis percentage, which yields the allowable deductions. If the average acquisition indebtedness is equal to the average adjusted basis, the debt/basis percentage is zero and all the income and deductions are included within UBTI. The debt/basis percentage is calculated on an annual basis.

     Tax exempt plans with debt-financed SDIs should consult their tax advisors to determine the portion of gain or loss that may be recognized for federal income tax purposes. The following discussion of the tax consequences of the sale of the partnership property interest and the liquidation of the partnership assumes that all of an investor's income, gain, loss and deduction from the partnership is subject to federal taxation.

TAXABLE GAIN OR LOSS UPON SALE OF PROPERTIES

     An investor will realize and recognize gain or loss, or a combination of both, on the partnership's sale of its properties prior to liquidation. The amount of gain realized with respect to each property, or related asset, will be an amount equal to the excess of the amount realized by the partnership and allocated to the investor, for example, cash or consideration received, over the investor's adjusted tax basis for such property. Conversely, the amount of loss realized with respect to each property or related asset will be an amount equal to the excess of the investor's tax basis over the amount realized by the partnership for such property and allocated to the investor. It is projected that taxable loss will be realized upon the sale of partnership properties and that such loss will be allocated among the Inventors in accordance with the Partnership Agreement. The partnership agreement includes an allocation provision that requires allocations pursuant to a liquidation be made among partners in a fashion that equalizes capital accounts of the partners so that the amount in each partner's capital account will reflect such partner's sharing ratio of income and loss. The extent to which capital accounts can be equalized, however, is limited by the amount of gain and loss available to be allocated.

     Realized gains and losses generally must be recognized and reported in the year the sale occurs. Accordingly, each investor will realize and recognize his allocable share of gains and losses in his tax year within which the partnership properties are sold.

LIQUIDATION OF THE PARTNERSHIP

     After sale of its properties, the partnership's assets will consist solely of cash which it will distribute to its partners, including the investors, in complete liquidation. The partnership will not realize gain or loss upon such distribution of cash to its partners in liquidation. If the amount of cash distributed to an investor in liquidation is less than such investors's adjusted tax basis in his SDIs, the investor will realize and recognize a capital loss to the extent of the excess. If the amount of cash distributed is greater than such investor's adjusted tax basis in his SDIs, the investor will recognize a capital gain to the extent of the excess.

CAPITAL GAINS TAX

     Net long-term capital gains of individuals, trusts and estates generally will be taxed at a maximum rate of 20%, while ordinarily income, including income from the recapture of depletion, will be taxed at a maximum rate of 36% or 39.6%, depending on the taxpayer's taxable income. The amount of net capital losses, other than Section 1231 net losses that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the investor during the tax year, plus $3,000, or $1,500, in the case of a married individual filing a separate return. The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations. Corporations are taxed on net long-term capital gains at their ordinary Section 11 rates and are allowed to carry net capital losses back three years and forward five years.

PASSIVE LOSS LIMITATIONS

     Investors that are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules that were enacted as part of the Tax Reform Act of 1986.

     An investor's allocable share of partnership income, gain, loss, and deduction is treated as derived from a passive activity, except to the extent of partnership portfolio income, which includes interest, dividends, royalty income and gains from the sale of property held for investment purposes. An investor's allocable share of any gain realized on sale of the partnership's net profits interest is expected to be characterized as portfolio income and may not offset, or be offset by, passive activity gains or losses.

     THE FOREGOING DISCUSSION IS INTENDED TO BE A SUMMARY OF CERTAIN INCOME TAX CONSIDERATIONS OF THE SALE OF PROPERTIES AND LIQUIDATION. EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING ITS PARTICULAR TAX CIRCUMSTANCES AND THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE SALE OF PROPERTIES AND THE LIQUIDATION OF THE PARTNERSHIP.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this proxy statement, any attachments and the documents incorporated by reference contain forward-looking statements. Forward-looking statements use forward-looking terms such as "believe," "expect," "may," "intend," "will," "project," "budget," "should" or "anticipate" or other similar words. These statements discuss "forward-looking" information such as:

         o          anticipated capital expenditures and budgets;

         o          future cash flows and borrowings;

         o          pursuit  of  potential   future   acquisition   or  drilling
                    opportunities; and

         o          sources of funding or development and exploration.

     These forward-looking statements are based on assumptions that Swift believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

         o fluctuations of the prices received or demand for oil and natural gas;

         o uncertainty of drilling results, reserve estimates and reserve replacement;

         o          operating hazards;

         o          acquisition risks;

         o          unexpected substantial variances in capital requirements;

         o          environmental matters;

         o          year 2000 compliance program; and

         o          general economic conditions.

     Other factors that could cause actual results to differ materially from those anticipated are discussed in the partnership's periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1998.

     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement, any attachment and the documents incorporated by reference. Swift will not update these forward-looking statements unless the securities laws requires Swift to do so.

                                  OTHER MATTERS

ACCOUNTANTS

     Representatives of Arthur Andersen LLP, the partnership's independent public accountants, are not expected to attend the meeting.

INCORPORATION BY REFERENCE

     All subsequent documents filed by the partnership prior to the meeting pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934.


                                GLOSSARY OF TERMS

     The following abbreviations and terms have the indicated meanings when used in this proxy statement:

BBL - Barrel or barrels of oil.

BCF - Billion cubic feet of gas.

BCFE - Billion cubic feet of gas equivalent (see Mcfe).

BEHIND-PIPE RESERVES - Proved reserves that will not contribute to cash flows until recompletion projects have been implemented to place them into production. The impact of these recompletion projects will also be limited until the costs of implementation have been recovered. In general, it is not appropriate to bring behind-pipe reserves into production until the formation that is currently producing has been depleted. Premature recompletions can lead to permanent reductions in a well's proved reserves.

MBBL - Thousand barrels of oil.

MCF - Thousand cubic feet of gas.

MCFE - Thousand cubic feet of gas equivalent, which is determined using the ratio of one barrel of oil, condensate, or gas liquids to 6 Mcf of gas.

MMBBL - Million barrels of oil.

MMBTU - Million British thermal units, which is a heating equivalent measure for gas and is an alternate measure of gas reserves, as opposed to Mcf, which is strictly a measure of gas volumes. Typically, prices quoted for gas are designated as price per MMBtu, the same basis on which gas is contracted for sale.

MMCF - Million cubic feet of gas.

MMCFE - Million cubic feet of gas equivalent (see Mcfe).

NET ACRE - A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

NET PROFITS INTEREST - An interest in oil and gas property which entitles the owner to a specified percentage share of the gross proceeds generated by such property, net of aggregate operating costs. Under the NP/OR Agreement or Net Profits Agreement, a pension partnership receives a Net Profits Interest entitling it to a specified percentage of the aggregate gross proceeds generated by, less the aggregate operating costs attributable to, those depths of all producing properties acquired pursuant to such agreement that are evaluated at acquisition to contain Proved Reserves, to the extent such depths underlie the respective dates of specified surface acreage.

NET WELL - A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

NON-DEVELOPED RESERVES - Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Therefore, significant additional expenditures are usually required before undeveloped reserves can be produced.

NP/OR AGREEMENT OR NET PROFITS AGREEMENT - The form of Net Profits and Overriding Royalty Interest Agreement or Net Profits Agreement entered into between a pension partnership and an operating partnership pursuant to which a pension partnership acquired a Net Profits Interest, or in certain instances various overriding royalty interests, from the operating partnership in a group of producing properties. The working interest in such group of properties is held by the operating partnership.

PRODUCING PROPERTIES - Properties (or interests in properties) producing oil and gas in commercial quantities. Producing Properties include associated well machinery and equipment, gathering systems, storage facilities or processing installations or other equipment and property associated with the production and field processing of oil or gas. Interests in Producing Properties may include Working Interests, production payments, Royalty Interests, Overriding Royalty Interest, Net Profits Interests and other non-operating interests. Producing Properties may include gas gathering lines or pipelines. The geographical limits of a Producing Property may be enlarged or contracted on the basis of subsequently acquired geological data to define the productive limits of a reservoir, or as a result of action by a regulatory agency employing such criteria as the regulatory agency may determine.

PRODUCING WELL - An exploratory or development well found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

PROVED DEVELOPED OIL AND GAS RESERVES - Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PROVED OIL AND GAS RESERVES - The estimated quantities of crude oil, gas and gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made.

PROVED PRODUCING RESERVES - Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PROVED RESERVES - Those quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be reasonably expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

PROVED UNDEVELOPED OIL AND GAS RESERVES - Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 VALUE - the estimate future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses, such as general and administrative expenses, debt service, future income tax expense, or depreciation, depletion, and amortization.

WORKING INTEREST - The operating interest under an oil, gas and mineral lease or other property interest covering a specific tract or tracts of land. The owner of a Working Interest has the right to explore for, drill and produce the oil, gas and other minerals covered by such lease or other property interest and the obligation to bear the costs of exploration, development, operation or maintenance applicable to that owner's interest.

                                 OTHER BUSINESS

     The Managing General Partner does not intend to bring any other business before the meeting and has not been informed that any other matters are to be presented at the meeting by any other person.

                                          SWIFT ENERGY COMPANY
                                          as Managing General Partner of
                                          the Partnership


                                          John R. Alden
                                          Secretary

                                  FORM OF PROXY

                  SWIFT ENERGY PENSION PARTNERS 1994-B, LTD.

             THIS PROXY IS SOLICITED BY THE MANAGING GENERAL PARTNER FOR A SPECIAL MEETING OF INTEREST HOLDERS TO BE HELD ON
                                NOVEMBER   , 1999

     The undersigned hereby constitutes and appoints A. Earl Swift, Bruce H. Vincent, Terry E. Swift or John R. Alden, as duly authorized officers of Swift Energy Company, acting in its capacity as Managing General Partner of the Partnership, or any of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at a Special Meeting of Interest Holders (the "Meeting") of SWIFT ENERGY PENSION PARTNERS
1994-B, LTD. (the "Partnership") to be held on November    , 1999 at 4:00 p.m.
Houston Time, at 16825 Northchase Drive, Houston, Texas, and any adjournments thereof, and to vote as designated, on the matter specified below, the Partnership SDIs standing in the name of the undersigned on the books of the Partnership (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting:

                                                   FOR                    AGAINST                     ABSTAIN

The adoption of a proposal for the
sale of substantially all of the
assets of the Partnership and the                  [ ]                      [ ]                         [ ]
winding up and dissolution of the
Partnership.  (Note: The asset
sale and the dissolution comprise
a single proposal, and a vote in
favor of the proposal will constitute
a vote in favor of each of these matters.)

The granting of authority to extend the
solicitation period by postponing the meeting.     [ ]                      [ ]                         [ ]

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE PROPOSAL.

     Receipt of the Partnership's  Notice of Special Meeting of Interest Holders
and Proxy Statement dated October   , 1999 is acknowledged.

                   PLEASE    SIGN  AND  RETURN  THE  PROXY  IN THE  ENCLOSED,
            POSTAGE-PAID, PRE-ADDRESSED ENVELOPE BY         _, 1999.


SIGNATURE                                                DATE
                                                              ------------------

SIGNATURE                                                DATE
                                                              ------------------

SIGNATURE                                                DATE
                                                              ------------------

             IF SDIS ARE HELD JOINTLY, ALL JOINT TENANTS MUST SIGN.

                                February 4, 1999




Swift Energy Company
16825 Northchase Drive, Suite 400
Houston, Texas 77060

                                     SWIFT ENERGY PENSION PARTNERS P1994-B, LTD.
                                                    98-003-140

Gentlemen:

At your request, we have made an audit of the reserves and future net cash flow as of December 31, 1998, prepared by Swift Energy Company ("Swift") for certain interests owned by the limited partners in Swift Energy Pension Partners P1994-B, Ltd. This audit has been conducted according to the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information approved by the Board of Directors of the Society of Petroleum Engineers on October 30, 1979. We have reviewed these properties and where we disagreed with the Swift reserve estimates, Swift revised its estimates to be in agreement. Consequently, we agree in the aggregate with the net reserve estimates. The estimated net reserves, future net cash flow, and discounted future net cash flow are summarized by reserve category as follows:

                                            Estimated                                   Estimated
                                          Net Reserves                             Future Net Cash Flow
                                -----------------------------------         ----------------------------------
                                    Oil &                                                          Discounted
                                 Condensate                Gas                                       at 10%
                                  (Barrels)               (Mcf)              Nondiscounted          Per Year
                                -------------         -------------         --------------        ------------

Proved Developed                    42,479                 945,716         $     1,486,274       $      750,891

Proved Undeveloped                  73,616                 411,570         $       855,066       $      467,189
                                -------------        --------------        ---------------       --------------
TOTAL PROVED                       116,095               1,357,286         $     2,341,340       $    1,218,080

G & A                                                                     ($       295,009)     ($      154,629)
                                -------------        --------------         --------------         -------------
TOTAL                              116,095               1,357,286         $     2,046,331       $    1,063,451

The discounted future net cash flow is not represented to be the fair market value of these reserves, and the estimated reserves included in this report have not been adjusted for uncertainty.

The estimated future net cash flow shown is that cash flow which will be realized from the sale of the production from estimated net reserves after deduction of royalties, ad valorem and production taxes, direct operating costs, and required capital expenditures, when applicable. Surface and well equipment salvage values, and well plugging and field abandonment costs have not been considered in the cash flow projections. Future net cash flow as stated in this report is before the deduction of state or federal income tax.

In the economic projections, prices, operating costs, and development costs remain constant for the projected life of each lease.

For those wells with sufficient production history, reserve estimates and rate projections are based on the extrapolation of established performance trends. Reserves for other producing and nonproducing properties have been estimated from volumetric calculations and analogy with the performance of comparable wells. The reserves included in this study are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and cash flow, and all categories of reserves may be subject to revision as more performance data become available. The proved reserves in this report conform to the applicable definitions contained in the Securities and Exchange Commission Regulation S-X, Rule 4-10(a). The definitions are included in part as Attachment I.

Extent and character of ownership, oil and gas prices, production data, direct operating costs, capital expenditure estimates, and other data provided by Swift have been accepted as represented. The production data available to us were through the month of October 1998 except in those instances in which data were available through December. Interim production to December 31, 1998 has been estimated. No independent well tests, property inspections, or audits of operating expenses were conducted by our staff in conjunction with this study. We did not verify or determine the extent, character, obligations, status, or liabilities, if any, arising from any current or possible future environmental liabilities that might be applicable.

In order to audit the reserves, costs, and future cash flows shown in this report, we have relied in part on geological, engineering, and economic data furnished by our client. Although we have made a best efforts attempt to acquire all pertinent data and to analyze it carefully with methods accepted by the petroleum industry, there is no guarantee that the volumes of oil or gas, or the cash flows projected will be realized.

Production rates may be subject to regulation and contract provisions and may fluctuate according to market demand or other factors beyond the control of the operator. The reserve and cash flow projections presented in this report may require revision as additional data become available.



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We are unrelated to Swift and we have no interest in the properties  included in the information reviewed by us. In particular:

    1. We do not own a financial interest in Swift or its oil and gas properties.

    2.    Our fee is not contingent on the outcome of our work or report.

    3.    We  have  not  performed   other   services  for  or  have  any  other
          relationship with Swift that would affect our independence.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to visit our offices at his expense so that he can evaluate the assumptions made and the completeness and extent of the data available on which our estimates are based.

Any distribution or publication of this report or any part thereof must include this letter in its entirety.

                                 Yours very truly,

                                 H.J. GRUY AND ASSOCIATES, INC.




                                James H. Hartsock, PhD, PE
                                Executive Vice President